Exhibit 99.1
NEWS RELEASE

For Release:	Hold For Release
Contact:	Ray Singleton
(303) 296-3076
Basic Earth Reports Changes to Company Officers
Denver, Colorado, February 21, 2008 — Basic Earth Science Systems, Inc. (Basic) (OTC:BB BSIC) reported that on February 21, 2008 David Flake resigned as the Company’s Chief Financial Officer and as the Company’s Secretary and Treasurer. Mr. Flake will remain as a member of the Company’s Board of Directors and will be available to assist in transition efforts. Mr. Flake cited business and personal reasons for his decision.
“For nearly three decades Mr. Flake has been a valued member of our team,” commented Ray Singleton, President of Basic. “As one of our long time employees, his personal sacrifices were instrumental in bringing us through tough times in the ‘90’s and to where we are today. His dedication, thoroughness in financial reporting and his daily contribution to the Company will be sorely missed.”
Basic is now exploring alternatives to meet its future accounting needs. The Company has identified several candidates, but is still soliciting other recommendations. At this time, no selection has been made. In the interim, the Board of Directors has appointed Mr. Singleton as Acting Treasurer/Principal Accounting Officer and Ms. Karen Mercer as Interim Secretary.
Founded in 1969, Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin, the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the on-shore portions of the Gulf Coast. Basic is traded on the “over-the-counter — bulletin board” under the symbol BSIC. Basic’s web site is at www.basicearth.net where additional information about the Company can be accessed.
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “should,” ”may,” “will,” “anticipate,” “estimate,” “intend” or “continue,” or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Quarterly Report on Form 10-QSB for the quarters ending June 30, September 30 and December 31, 2007, in addition to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2007, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.